March 1, 2019

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods indicated. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend and interest1 expenses on securities sold short, interest, taxes, expenses related to trustee elections, expenses related to litigation and potential litigation and extraordinary expenses not incurred in the ordinary course of the Funds’ business. In addition, the Funds may invest in one or more money market funds advised by the J.P. Morgan Investment Management Inc. or its affiliates (“affiliated money market funds”). The JPMorgan Service Providers as each Fund’s adviser, shareholder servicing agent and/or administrator hereby contractually agree to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees each collects from the affiliated money market funds on each Fund’s investment in such money market funds. This waiver does not apply to each Fund’s investments in affiliated money market funds made with cash received as collateral from securities lending borrowers.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

JPMorgan Distribution Services, Inc.

By:

Accepted by:
JPMorgan Trust I

By:

[1]	In calculating the interest expense on short sales for purposes of this exclusion, the Fund will recognize all economic elements of interest costs, including premium and discount adjustments.

SCHEDULE A

	Class A	Class C	Class I	Class L	Class R2	Class R3	Class R4	Class R5	Class R6	Class T
JPMorgan Emerging Economies Fund[1]	1.14%	1.64%	0.89%					0.79%	0.69%
JPMorgan Emerging Markets Strategic Debt Fund[1]	1.20%	1.70%	0.95%		1.45%			0.80%	0.70%
JPMorgan Emerging Markets Equity Fund[1]	1.24%	1.74%	0.99%	0.95%	1.54%	1.29%	1.04%	0.89%	0.79%
JPMorgan Global Allocation Fund[1]	1.03%	1.53%	0.78%		1.40%	1.15%	0.90%	0.75%	0.65%	1.03%
JPMorgan Global Research Enhanced Index Fund[1]			0.34%						0.25%
JPMorgan Global Unconstrained Equity Fund[1]	1.00%	1.50%	0.75%		1.30%			0.65%	0.55%
JPMorgan Income Builder Fund[1]	0.75%	1.25%	0.60%						0.52%	0.75%
JPMorgan International Equity Fund[1]	0.95%	1.45%	0.70%		1.25%			0.60%	0.50%
JPMorgan International Equity Income Fund[1]	0.95%	1.45%	0.70%		1.25%			0.60%	0.50%
JPMorgan International Unconstrained Equity Fund[1]	1.00%	1.50%	0.75%		1.30%			0.65%	0.55%
JPMorgan International Value Fund[1]	1.00%	1.50%	0.75%		1.30%			0.65%	0.55%
JPMorgan Europe Dynamic Fund[1]	1.24%	1.74%	0.99%
JPMorgan International Advantage Fund[1]	1.00%	1.50%	0.75%		1.30%				0.55%
JPMorgan Opportunistic Equity Long/Short Fund[1]	1.85%	2.35%	1.60%						1.35%
JPMorgan Research Market Neutral Fund[1]	1.25%	1.75%	0.99%	0.85%
JPMorgan Tax Aware Equity Fund[1]			0.55%						0.44%
JPMorgan Tax Aware Real Return Fund[1]	0.75%	1.25%	0.50%						0.40%

[1]	Expense limitation is in place until at least 2/29/20.

2